EXHIBIT 10.19

SETTLEMENT AGREEMENT AND MUTUAL FULL GENERAL RELEASE

This Settlement Agreement and Mutual Full General Release (this “Agreement”) is made and entered into on this 27th day of March, 2011, by and between William C. Brooks, an individual residing in Michigan, and United American Healthcare Corporation, a Michigan corporation (the “Company”).

WHEREAS, Brooks’ employment as President and Chief Executive Officer of the Company terminated on November 3, 2010; and

WHEREAS, Brooks and the Company are parties to a (i) Retention and Severance Agreement dated October 31, 2008, (ii) Supplemental Executive Retirement Plan dated January 1, 2005, and (iii) Indemnification Agreement dated October 30, 2008 (collectively, the “Employment-Related Agreements”); and

WHEREAS, Brooks and the Company wish to resolve any and all disputes which exist between them or could exist between them up to and as of the Effective Date; and

WHEREAS, the parties acknowledge this Agreement is the result of good faith negotiations and compromise and nothing in this Agreement is intended to or will constitute an admission by either party or any of its agents or employees of any liability to the other party except as referenced herein; and

NOW THEREFORE, in consideration of the promises, agreements and releases contained in this Agreement, Brooks and the Company agree as follows:

1.           The Company’s Agreements:  In exchange for the consideration set forth in paragraph 2, including Brooks’ agreements therein, the adequacy and sufficiency of which the Company hereby acknowledges, the Company agrees as follows:

(a)           Severance Payment: The Company agrees to pay Brooks the amount of $320,000 as follows: (i) $60,000, payable in a lump sum on the Effective Date (as defined in Section 5 below); (ii) thereafter ten (10) monthly payments of $10,000 each due and payable within seven (7) days after the first of each month beginning with June 1, 2011; and (iii) the remaining $160,000 will be payable only out of proceeds from the sale of artwork owned by the Company (“Artwork”).  A schedule setting forth the Artwork is attached as Exhibit A to this Agreement.  All proceeds from the sale of Artwork will be paid first to the Company.  The Company shall then pay Brooks, promptly after its receipt of proceeds from each sale of Artwork, an amount equal to 50% of such proceeds net of any commissions for such sale, until the aggregate amount paid to Brooks for such sale(s) equals $160,000.  If the aggregate amount paid to Brooks from proceeds for sale(s) of Artwork does not equal $160,000 on or before December 31, 2011, UAHC shall promptly thereafter pay Brooks the balance of the $160,000 that it has not paid Brooks, at UAHC’s option in cash, Artwork (based on the appraised value of the Artwork, pursuant to an appraisal conducted by Michael R. Chisholm dated March 7, 2011, which is attached as Exhibit A to this Agreement) or a combination thereof.  Brooks may assist UAHC in the process of selling Artwork.

(b)           Non-Disparagement: Conditioned on Brooks’ complying with all of his agreements set forth in this Agreement, the Company agrees it will not make any disparaging or critical statements regarding Brooks; provided, however, that nothing in this Agreement may be construed to prevent or restrict the Company or any of the Company Affiliates from providing accurate and truthful information in response to any inquiry from any governmental agency regarding Brooks and his resignation, including but not limited to, any agency with jurisdiction over any claim Brooks may make for unemployment compensation.  The Company shall notify Brooks immediately of any such inquiry.

(c)           Full and General Release of Liability:  The Company, on behalf of itself and each and all of its agents, employees, members, managers, affiliates, successors and assigns, and all other persons claiming through or under it, or who could have claimed through or under it (collectively, the “Company Releasors”) hereby forever waives, releases and forever discharges Brooks from any and all liability, actions, claims, demands, or lawsuits which the Company may have had, presently has, or in the future may have, through the Effective Date, against Brooks and arising out of his services, acts, or omissions at or prior to Effective Date as an employee of the Company. This Release applies to any and all claims against Brooks, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have asserted, any state statute, any state common law, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.

It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to the Company which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to Company’s employment of Brooks or the Company’s separation from employment with Brooks, or to any personal or professional relationship between Brooks and/or the employees, agents, representatives, and affiliates of the Company during Brooks’ employment with the Company, as well as those alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission .

2.           Brooks’ Agreements: In exchange for the consideration set forth in paragraph 1, the adequacy and sufficiency of which Brooks hereby acknowledges, and to which Brooks is not otherwise entitled, Brooks agrees as follows:

(a)           Full and General Release of Liability:  Brooks hereby forever waives, releases and forever discharges the Company and all of its current and past insurers, attorneys, directors, officers, fiduciaries, trustees, employees, agents, successors, assigns, employees, contractors, and all other entities affiliated with or related to it, without limitation, exception, or reservation (“the Affiliates”), from any and all liability, actions, claims, demands, or lawsuits which Brooks may have had, presently has, or in the future may have, through the Effective Date, in connection with or arising out of his employment with, or his separation from, the Company (including, but not limited to, the Employment-Related Agreements), other than for breach of this Agreement.  This Release applies to any and all claims against the Company, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have asserted including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Employment Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (except as otherwise provided in this Agreement), any other state statute, any state common law, including, but not limited to, any cause of action for wrongful termination, breach of contract, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.

It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, bonuses, profit sharing, claims or damages to Brooks which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to Brooks’ employment, or separation from employment with the Company, or to any personal or professional relationship between Brooks and/or the employees, agents, representatives, and affiliates of the Company during Brooks’ employment with the Company, as well as those alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission .

(b)           Non-Disclosure of Confidential Information:  Brooks acknowledges and agrees that in the conduct of Brooks’ duties with the Company, Brooks was exposed to, and, in some cases, came into possession of certain documents, lists, databases, financial statements, contracts, agreements, personnel records (including evaluations, manuals, tests, etc.), correspondence, plans, records, documents, materials and other information, all of which pertained to the business of the Company, including its financial affairs, the terms of its agreements with certain third parties and certain documents prepared by or for the Company.  All such information constitutes confidential proprietary information of the Company (the “Confidential Information”).  Brooks agrees that, unless he is compelled by a court of competent jurisdiction or otherwise required by law to disclose Confidential Information, he: (1) shall not disclose the Company’s Confidential Information to anyone other than the Company’s officers or authorized employees; (2) shall not use such information for any unauthorized purpose without the prior written consent of the Company; and (3) shall not have any contact with the media regarding the Company’s Confidential Information.  Brooks agrees that, to the extent he is compelled by a court of competent jurisdiction or otherwise required by law to disclose Confidential Information, Brooks will immediately notify the Company.

(c)           Non-Disparagement:  Conditioned on the Company’s complying with all of the Company’s agreements set forth in this Agreement, Brooks agrees he will not make any disparaging or critical statements regarding the Company or any of its officers, directors, employees or agents; provided, however, that nothing in this Agreement may be construed to prevent or restrict Brooks from providing accurate and truthful information in response to any inquiry from any governmental agency regarding the Company and Brooks’ resignation, including but not limited to, any agency with jurisdiction over any claim Brooks may make for unemployment compensation.  Brooks shall notify the Company immediately of any such inquiry.

(d)           Brooks’ Acknowledgements:  Brooks acknowledges that as of the date he signed this Agreement, and upon delivery of the items set forth in paragraph 1 above, he (1) has not suffered a work-related injury that he has not properly disclosed to the Company; (2) has been paid in full all wages due and owing to him for any and all work performed for the Company; (3) has not exercised any actual or apparent authority by or on behalf of the Company, to the best of his knowledge, that he has not specifically disclosed to the Company; (4) has not entered into any agreements, whether written or otherwise, with any of the Company employees (current and former) and/or third parties that could legally bind the Company; and (5) has disclosed to the Company all material facts within his knowledge regarding his employment with the Company, including, but not limited to, any and all material acts in which he has engaged as an agent of the Company, whether acting within the course and scope of that agency and/or his employment, and, other than the information already disclosed, he is not aware of any action/inaction he took/failed to take during his employment with the Company  that could give rise to a claim against the Company or the Company affiliates, and/or any other third party.  Brooks also acknowledges that has returned to the Company all of the Company’s property and equipment, including but not limited to, any the Company provided computer, documents, including originals and copies, and/or property belonging to the Company, created, purchased or obtained by Brooks as a result of or in the course of employment.

3.           Confidentiality of Agreement:

(a)           Brooks and the Company each agree to keep the contents of this Agreement confidential and not to disclose the terms, or conditions of the Agreement to any other person other than to their respective accountants, tax advisors tax preparers, attorneys or, to governmental tax authorities, or to the Company’s officers and directors, or to Brooks’ immediate family members (for purposes of this Agreement, “immediate family” is defined as parents and spouse, if any), or if compelled by a court of competent jurisdiction or otherwise required by law (collectively, “Authorized Persons”).  Brooks and the Company each further agree to keep confidential and not to disclose the facts, events and/or circumstances giving rise to this Agreement, except if compelled by a court of competent jurisdiction or otherwise required by law.  Brooks and the Company agree that, to the extent they are compelled by a court of competent jurisdiction or otherwise required by law to disclose information regarding the facts, events and/or circumstances giving rise to this Agreement, Brooks will immediately contact the Company and the Company will immediately contact Brooks.

(b)           Before Brooks or the Company discloses any confidential information to any Authorized Persons, as set forth in subsections (a) immediately above, it shall inform them that the matter is confidential, that compliance with the confidentiality provisions of this Agreement is a material condition of this Agreement and that disclosure of confidential information to persons or entities not authorized to receive it is a material breach of this Agreement.

(c)           Brooksand the Company expressly agree and understand that any breach of the confidentiality provisions of this Agreement is a material breach of this Agreement.  In response to any inquiry regarding the facts or circumstances leading to this Agreement and/or the contents of this Agreement by any person or entity not authorized to receive confidential information under this Agreement, Brooks and the Company shall limit heir response to a statement that the matter is confidential.

4.           Tax Issues:   Brooks expressly acknowledges that, except as otherwise provided herein, no oral or written representation of fact or opinion has been made to him by the Company or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement.  It is expressly understood that to the extent any additional liability or responsibility exists for Brooks’ federal, state and local income or other taxes, or penalties, such liability or responsibility rests solely with Brooks.

5.           Informed and Voluntary Consent:  Brooks acknowledges that he has read this Agreement, has been given a reasonable period of time to consider the Agreement, and has been advised by counsel in the negotiation of this Agreement.  Furthermore, Brooks acknowledges he is hereby advised to consult with legal counsel before executing this Agreement.  Brooks shall have seven (7) calendar days after the date he executes Agreement in which to revoke his agreement.  The Agreement shall become effective and enforceable on the eighth calendar day (the “Effective Date”) after Brooks signs it.

6.           No Admission: The execution of this Agreement does not and shall not constitute an admission by the Company of liability to Brooks except as set forth herein.  The Company specifically denies that it or its current or past insurers, agents, or employees have violated Brooks’ rights under any federal, state, or local constitution, statute, law, or common law in connection with his employment, including his separation therefrom.  Likewise, the execution of this Agreement does not and shall not constitute an admission by Brooks of liability to the Company except as set forth herein.

7.           Entire Agreement:  This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto.

8.           Authority: Each Party who signs this Agreement has all requisite power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate, partnership or other action, as applicable.  This Agreement has been duly executed and delivered and is a legal, valid, and binding obligation of each Party and is enforceable against the Party in accordance with its terms.

9.           Severability:  It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

10.           Governing Law:  The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Michigan, to the extent state law applies, and under federal law, to the extent federal law applies.

11.           Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

12.           Headings:  The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.

13.           Legal Counsel:  Each of the Company and Brooks acknowledges the opportunity to retain independent legal counsel in connection with this Agreement and the subject matter hereof, and Brooks acknowledges that he is not represented by the attorneys of the Company.  Brooks acknowledges that he has retained counsel to represent him in connection with this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first set forth above.

BROOKS: /s/ William C. Brooks William C. Brooks
THE COMPANY:
UNITED AMERICAN HEALTHCARE CORPORATION By: /s/ John M. Fife Name: John M. Fife Title: President and Chief Executive Officer